                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                              TITAN CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                                                                  March 31, 1998

Dear Stockholder:

    This letter accompanies the Proxy Statement for our Annual Meeting on Thursday, May 14, 1998, at the offices of the Company at 3033 Science Park Road, San Diego, California 92121, at 9:00 a.m. We hope that it will be possible for you to attend in person.

    At the meeting, the stockholders will be asked to elect seven directors and to ratify the Board's selection of auditors. In addition, we will present a report on the operations and activities of the Company. Following the meeting, management will be pleased to answer your questions about the Company.

    The Notice of Meeting and Proxy Statement accompanying this letter describe the matters upon which stockholders will vote at the upcoming meeting, and we urge you to read these materials carefully. We also urge you to sign and return your proxy cards so we can be sure of a quorum to vote on these proposals for stockholder action.

                                          Sincerely,

                                               [SIG]

                                          J. S. Webb
                                          Chairman of the Board

                                               [SIG]

                                          Gene W. Ray
                                          President and Chief
                                          Executive Officer

     3033 SCIENCE PARK ROAD - SAN DIEGO, CALIFORNIA 92121 - (619) 552-9500

                             THE TITAN CORPORATION
                             3033 SCIENCE PARK ROAD
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 552-9500

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 14, 1998

To the Stockholders of The Titan Corporation:

    The Annual Meeting of Stockholders of The Titan Corporation will be held at the offices of the Company at 3033 Science Park Road, San Diego, California 92121, on Thursday, May 14, 1998, at 9:00 a.m., for the following purposes:

       1.  To elect a Board of seven directors;

       2. To consider and act upon a proposal to ratify the selection of Arthur Andersen LLP as the Company's auditors for the fiscal year ending December 31, 1998; and

       3. To transact such other business as may properly come before the meeting or any adjournments thereof.

    Stockholders of record at the close of business on March 19, 1998, will be entitled to vote at the meeting.

                                          By order of the Board of Directors,

                                                 [LOGO]

                                          Ira Frazer
                                          SECRETARY

San Diego, California
March 31, 1998

    TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING, YOU ARE REQUESTED TO SIGN THE ATTACHED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID, ADDRESSED ENVELOPE. NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                             THE TITAN CORPORATION
                             3033 SCIENCE PARK ROAD
                          SAN DIEGO, CALIFORNIA 92121

                                                                  March 31, 1998
                            ------------------------

                                PROXY STATEMENT
                            SOLICITATION OF PROXIES

    The accompanying proxy is solicited by the Board of Directors of The Titan Corporation ("Titan" or the "Company") for use at the Annual Meeting of Stockholders to be held at the offices of the Company at 3033 Science Park Road, San Diego, California 92121, on May 14, 1998 at 9:00 a.m. and at any adjournments thereof. The shares represented by the proxy will be voted at the meeting if the proxy is properly executed and returned. Any stockholder giving a proxy has the right to revoke it by giving written notice to the Secretary of the Company at any time prior to the voting or by executing and delivering a later dated proxy. A stockholder of record at the close of business on March 19, 1998, if present at the meeting, may vote in person whether or not he has previously given a proxy. This Proxy Statement and its enclosures are being mailed to the Company's stockholders on or about March 31, 1998.

    The cost of the solicitation will be paid by the Company. In addition to solicitation of proxies by use of the mails, directors, officers or employees of the Company may solicit proxies personally, or by other appropriate means. The Company will request banks, brokerage houses and other custodians, nominees or fiduciaries holding stock in their names for others to send proxy materials to and to obtain proxies from their principals, and the Company will reimburse them for their reasonable expenses in doing so. The Company has retained the services of William F. Doring & Co. to assist in the solicitation of proxies at an estimated cost of $5,000 plus certain out-of-pocket expenses.

                                     VOTING

    The securities of the Company entitled to vote at the meeting consist, as of March 19, 1998, of 694,872 shares of $1.00 Cumulative Convertible Preferred Stock (the "$1.00 Preferred Stock"), 500,000 shares of Series B Cumulative Convertible Redeemable Preferred Stock (the "Series B Preferred Stock") and 22,391,945 shares of common stock, par value $.01 per share (the "Common Stock"). Only stockholders of record on the books of the Company at the close of business on that date will be entitled to vote at the meeting. Each holder of $1.00 Preferred Stock is entitled to one-third ( 1/3) vote for each of said shares; holders of Common Stock and Series B Preferred Stock are entitled to one vote per share. Holders of $1.00 Preferred Stock, Series B Preferred Stock and Common Stock will vote as a single class, and will not vote separately.

    Under the Company's bylaws and Delaware law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee that are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. All other proposals to come before the Annual Meeting require the approval of a majority of the shares of stock having voting power present and entitled to vote thereon. Abstentions as to a particular other proposal will have the same effect as votes against such proposal. Shares that reflect broker non-votes, however, will be treated as shares not present and, therefore, not entitled to vote on such other proposal for purposes of determining approval of such other proposal. Accordingly, such shares will not be counted as votes for or against such other proposal and will not affect the outcome of the vote on such other proposal.

    At the Company's Annual Meeting in 1997, approximately 81.9% of the outstanding voting power was represented and participated in the election of directors.

                        OWNERSHIP OF TITAN'S SECURITIES

    The following table sets forth certain information as to the number of shares beneficially owned as of March 19, 1998 (a) by each person who is known to the Company to own beneficially 5% or more of the outstanding shares of any class of its voting stock, (b) by each present Titan director, each nominee to become a director and each of the Named Executive Officers (as defined on page
10), and (c) by all Titan officers and directors as a group.

                                                                                                AMOUNT AND
                                                                                                 NATURE OF       PERCENT
                             IDENTITY OF OWNER                                                  BENEFICIAL         OF
                               OR GROUP (1)                                  TITLE OF CLASS      OWNERSHIP        CLASS
---------------------------------------------------------------------------  --------------   ---------------   ---------
Charles R. Allen...........................................................    Common Stock      31,217(2)         *
Joseph F. Caligiuri........................................................    Common Stock      27,250(2)         *
Daniel J. Fink.............................................................    Common Stock      28,600(2)         *
Robert E. La Blanc.........................................................    Common Stock      16,750(2)         *
Thomas G. Pownall..........................................................    Common Stock      29,457(2)         *
Gene W. Ray................................................................    Common Stock     521,779(2)         2.33%
J. S. Webb.................................................................    Common Stock     112,089(2)         *
Louis L. Fowler............................................................    Common Stock      29,933(2)         *
Ronald B. Gorda............................................................    Common Stock     112,232(2)         *
Cornelius L. Hensel........................................................    Common Stock      53,516(2)         *
Frederick L. Judge.........................................................    Common Stock      66,679(2)         *
Norman J. Wechsler.........................................................    Common Stock   1,607,092            7.18%
All Directors and Officers as a Group (16 Persons).........................    Common Stock   1,434,514(2)         6.41%

------------------------

 *  Less than 1%

(1) The address of each owner, other than Norman J. Wechsler, is c/o The Titan Corporation, 3033 Science Park Road, San Diego, California 92121. The address of Norman J. Wechsler is 39 Broadway, New York, New York 10006.

(2) Including (A) 16,250; 11,250; 16,250; 8,750; 10,000; 230,000; 40,000;
    13,500; 95,000; 51,250, 50,000; and 695,875 shares subject to outstanding options held by Messrs. Allen, Caligiuri, Fink, La Blanc, Pownall, Ray, Webb, Fowler, Gorda, Hensel, Judge and all directors and officers as a group, respectively, which are currently exercisable or may become exercisable within 60 days after March 19, 1998; (B) 21,428 and 14,285 shares that may be obtained upon conversion of convertible debentures held by Messrs. Ray and Judge, respectively; and (C) 83,857; 25,192; 16,320; 14,732; 2,166; 2,394; and 157,975 shares held by the trustees of the Company's 401(k) Retirement Plan and Employee Stock Ownership Plan for the accounts of Messrs. Ray, Webb, Fowler, Gorda, Hensel, Judge and all directors and officers as a group, respectively.

    Except as otherwise indicated in the above notes, shares shown as beneficially owned are those as to which the named person possesses sole voting and investment power. However, under California law, personal property owned by a married person may be community property that either spouse may manage and control, and Titan has no information as to whether any shares shown in this table are subject to California community property law.

                             ELECTION OF DIRECTORS

    Seven directors are to be elected at the meeting, each to serve for a term of one year and until his successor shall be elected. The proxies solicited hereby are intended to be voted for the nominees whose names are listed below. All of the nominees are presently directors and all were elected by the stockholders. The Company has no reason to believe that the nominees for election will not be available to serve their prescribed terms. However, the persons named in the proxy will have discretionary authority to vote for others if any nominee is unable or unwilling to serve.

INFORMATION CONCERNING NOMINEES

                                                                            YEAR FIRST
                                                                              BECAME
           NAME                 AGE            PRINCIPAL OCCUPATION          DIRECTOR        OTHER CORPORATE DIRECTORSHIPS
--------------------------  -----------  ---------------------------------  -----------  -------------------------------------
J. S. Webb                      78       Chairman of the Board of              1984      EIP Microwave; Plantronics, Inc.;
                                         Directors of Titan                              Micro Focus Group, PLC

Charles R. Allen                72       Advisor, New Court Partners, a        1989                       --
                                         venture capital unit of
                                         Rothschild, Inc.

Joseph F. Caligiuri             70       Retired Executive Vice President      1984      Avnet, Inc.; PerImmune Holdings, Inc.
                                         of Litton Industries, Inc.,
                                         diversified manufacturing

Daniel J. Fink                  71       President of D. J. Fink               1985      Orbital Sciences Corporation
                                         Associates, Inc., management
                                         consulting

Robert E. La Blanc              64       President of Robert E. La Blanc       1996      Tribune Co.; Storage Technology
                                         Associates, Inc., financial and                 Corporation; A family of 12
                                         technical consulting                            Prudential Mutual Funds; Salient
                                                                                         Three Communications, Inc.

Thomas G. Pownall               76       Retired Chairman and Chief            1992      Burke Industries, Inc.
                                         Executive Officer of Martin
                                         Marietta Corporation

Dr. Gene W. Ray                 59       President and Chief Executive         1985                       --
                                         Officer of Titan

    Mr. Webb served as Vice Chairman of the Board of TRW, Inc., a diversified manufacturing company, from June 1978 until December 1981 and President of TRW-Fujitsu Company, a joint venture formed to market Fujitsu's computer projects in the United States, from May 1980 until his retirement in December 1981.

    Mr. Allen was employed by TRW, Inc., a diversified manufacturing company, from 1955 to 1986, where he held a number of executive management positions, including director from 1972 to 1986 and Executive Vice President and Chief Financial Officer from 1977 to 1986.

    Mr. Caligiuri was employed by Litton Industries, Inc., a diversified manufacturing and services company, from 1969 to 1993, where he held a number of executive management positions, including Executive Vice President from September 1981 to April 1993.

    Mr. Fink was employed by General Electric Co. from 1967 to 1982, where he held a number of executive management positions, including Senior Vice President of Corporate Planning and Development, after which he founded and has been the President of D. J. Fink Associates, Inc., a management consulting firm.

    Mr. La Blanc was a General Partner with Salomon Brothers, an investment banking firm, from 1969 to 1979. From 1979 to 1981 he was Vice Chairman of Continental Telecom, Inc., after which he founded and has been the President of Robert E. La Blanc Associates, Inc., a financial and technical consulting firm.

    Mr. Pownall was employed by Martin Marietta Corporation, a diversified manufacturing and services company, from 1963 to 1988 where he held a number of executive management positions, including director from September 1971 to April 1992, Chief Executive Officer from April 1982 to December 1987, and Chairman of the Board of Directors from January 1983 to April 1988.

    Dr. Ray was a co-founder of Titan Systems, Inc., the parent of which merged into the Company in 1985. He served as a director, Chief Executive Officer and President of Titan Systems from its inception in 1981 until the merger. He has been President and Chief Executive Officer of the Company since the merger.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS AND DIRECTORS' FEES

    The Company's Board of Directors has an audit committee, a nominating committee and a compensation, stock option and pension committee. The members of the audit committee are Mr. Allen, Chairman, and Messrs. Caligiuri, Fink, La Blanc and Pownall. This committee, which monitors the Company's basic accounting policies, reviews audit and management reports and makes recommendations regarding the appointment of the independent auditors, held two meetings during fiscal 1997. The members of the nominating committee are Mr. Caligiuri, Chairman, and Messrs. Allen, Fink, La Blanc and Pownall. This committee, which seeks out, evaluates and recommends to the Board of Directors qualified nominees for election as directors of the Company, did not formally meet during fiscal 1997. The members of the compensation, stock option and pension committee are Mr. Pownall, Chairman, and Messrs. Allen, Caligiuri, Fink and LaBlanc. This committee, which deals with the hiring and election of corporate officers, salary and incentive compensation policies for officers and executives, and the granting of stock options and stock appreciation rights to employees, held five meetings during fiscal 1997.

    During fiscal 1997, the Board of Directors held nine meetings and took action by unanimous written consent on five occasions. Each of the incumbent directors attended more than 75% of the meetings of the Board. With the exception of Mr. La Blanc, each of the incumbent directors attended 100% of the meetings of the committees on which he served during 1997. Mr. La Blanc was absent from one committee meeting.

    Directors who are not officers receive directors' fees at an annual rate of $24,000, paid quarterly, and $1,000 per meeting for each meeting attended in excess of six meetings per calendar year. In addition, under the existing Directors' Stock Option Plans, options to purchase 15,000 shares of the Common Stock of the Company are granted to each such director upon election to the Board. Such directors also receive periodic additional grants of options to purchase 5,000 shares of Common Stock under the Directors' Stock Option Plans. Under the Company's 1996 Directors' Stock Option and Equity Participation Plan, each non-employee director can elect to receive his directors' fees in Common Stock.

                                TITAN MANAGEMENT

    The executive officers of Titan and their respective positions with Titan and ages are set forth in the following table. Biographical information on each executive officer who is not a director is set forth following the table. There are no family relationships between any director or executive officer and other director or executive officer of Titan. Executive officers serve at the discretion of the Board of Directors.

EXECUTIVE OFFICERS

                                                                                                       YEAR IN WHICH
             NAME                                    POSITION                            AGE       HE/SHE BECAME OFFICER
------------------------------  ---------------------------------------------------  -----------  -----------------------

J. S. Webb                      Chairman of the Board of Directors                       78                1984

Gene W. Ray                     President and Chief Executive Officer                    59                1985

J. Thomas Allen                 Vice President                                           50                1996

Eric DeMarco                    Senior Vice President and Chief Financial                34                1997
                                Officer

Louis L. Fowler                 Vice President and Assistant Secretary                   59                1989

Ira Frazer                      Senior Vice President, General Counsel and               43                1998
                                Secretary

Ronald B. Gorda                 Senior Vice President                                    42                1994

Frederick L. Judge              Senior Vice President                                    64                1994

Deanna H. Petersen              Corporate Controller                                     30                1996

Dianne D. Scott                 Vice President                                           48                1995

John L. Slack                   Senior Vice President                                    59                1998

    The term of office of each executive officer is until his or her respective successor is elected and has been qualified, or until his or her death, resignation or removal. Officers are elected by the Board of Directors annually at its first meeting following the Annual Meeting of Stockholders.

    Mr. Allen has been Vice President of the Company and General Manager of Titan Scan since February 1996. From January 1994 to February 1996 he was Director of Systems Applications for Titan. From 1991 to January 1994, Mr. Allen provided consulting services to the Company. Prior thereto, Mr. Allen was a Vice President and General Manager in Litton's Industrial Automation Group from 1976 to 1991.

    Mr. DeMarco has been Senior Vice President and Chief Financial Officer of the Company since January 1997. From June 1986 to January 1997 he was a Senior Manager with Arthur Andersen LLP.

    Mr. Fowler has been Vice President since September 1989. From March 1987 to September 1989 he served as Vice President of Titan Systems, Inc. Prior thereto, Mr. Fowler was Director of Contracts of Titan Systems, Inc. from March 1985 to March 1987.

    Mr. Frazer has been Senior Vice President, General Counsel and Secretary of Titan since February 1998. From August 1995 through January 1998 he served as General Counsel for California Steel Industries, Inc., a joint venture Japanese/Brazilian steel company. From June 1994 to August 1995 he had a private legal and consulting practice. From 1989 until June 1994 he was General Counsel and Chief Administrative Officer of Daihatsu America, Inc., an automotive distributor.

    Mr. Gorda has been Senior Vice President since February 1995 and Chief Operating Officer of Linkabit Wireless, Inc., since September 1997. He served as President of the Linkabit division of the Company from June 1993 to September 1997. From May 1994 to February 1995 he was a Vice President at Titan. From

August 1991 to June 1993 he served as Senior Vice President of the SATCOM Systems business unit of the Linkabit division. Prior thereto, he was Senior Program Manager of the SATCOM Command and Control division of Rockwell International from April 1986 to July 1991.

    Mr. Judge has been Senior Vice President since February 1994 and President of Linkabit Wireless, Inc., since November 1993. From January 1991 to January 1994, Mr. Judge was Senior Vice President and Chief Operating Officer of Hughes Communications, Inc., a unit of GM Hughes Electronics Corp. From January 1988 to January 1991, he served as Senior Vice President of Hughes Communications, Inc.

    Ms. Petersen has been Corporate Controller since December 1996. From September 1993 to December 1996, Ms. Petersen was Corporate Manager of Operations Analysis at Titan. From January 1990 to September 1993 she was a Senior Auditor at Arthur Andersen LLP.

    Ms. Scott has been Vice President since June 1995. From July 1992 to April 1995 she was an independent consultant. From April 1987 to June 1992 she was a principal with the Scott Group, Inc.

    Mr. Slack has been Senior Vice President of the Company and President of Titan Technologies and Information Systems Corporation since March 1998. Mr. Slack was President and Chief Executive Officer of DBA Systems, Inc., from August 1989 to February 1998 and Chairman of the Board of Directors from February 1990 to February 1998. He was Deputy Assistant Secretary of Defense for Intelligence between 1975 and 1977. From 1977 until he formed his own consulting business in 1979, Mr. Slack was Vice President of Martin Marietta Aerospace Corporation. Since 1979, he has acted as consultant to such clients as the Congress of the United States (Appropriations Committee), the Department of Defense, and the U.S. Air Force Deputy Chief of Staff on defense-related technology matters. From October 1985 through August 1989, Mr. Slack was President and a director of ARDAK Corporation, a company which builds inexpensive space systems and supports major aerospace companies in strategic planning. Mr. Slack is currently a director of ARDAK Corporation.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

    The Company's Compensation, Stock Option and Pension Committee has the duty to administer the Company's cash and equity-based executive compensation programs and to evaluate the overall performance of the executive officers.

  COMPENSATION PHILOSOPHY

    The Company believes that there should be a direct relationship between executive compensation and value delivered to the stockholders. The Company implements this philosophy with a set of supporting principles:

    - Compensation must be fair.

      The Company strives to evaluate the relative contribution of its executive officers and to compensate them fairly in relationship to their individual contributions, to each other, and to their relative value in comparable companies.

    - Compensation must be competitive.

      The Company is committed to providing base salary programs that enable it to attract and retain the best available people. It maintains these programs by monitoring the competitive pay practices of other companies in similar businesses.

    - Compensation must be related to Company goals.

      Executive officers are rewarded based on overall Company performance and on individual performance. Company performance is evaluated by measuring the achievement of Company goals and business plans. Individual performance is measured by reviewing progress against specific personal objectives. Individual performance goals are established for each executive officer based upon his or her ability to effect overall company objectives. Such individual performance goals typically include business unit profitability, asset management, cost control, contract performance objectives and success in diversifying into commercial and international businesses as appropriate.

    - Compensation must motivate.

      The compensation program is designed to provide a direct link between performance and compensation. Realistic individual and Company performance targets provide the motivation to strive to meet or exceed performance goals.

  COMPENSATION MEASUREMENT

    The Company has a formal process to assist in the evaluation of performance and in the determination of compensation amounts for each of the executive officers. It is as follows:

        1. Early in the year, the Board of Directors approves the overall Company goals including earnings per share ("EPS") and return on equity ("ROE"). Individual performance goals are established for the executive officers by the President and CEO, and approved by the Committee. The President and CEO's goals are established by the Committee. The Company measurement goals of EPS and ROE represent approximately two-thirds of the incentive opportunity for the President and CEO and other executive officers on the Corporate staff. The remaining one-third is tied to individual performance measures. In the case of executive officers with business unit responsibility, approximately half of the incentive compensation measurement is based upon individual business unit profitability and return on revenues, with the remainder equally split between overall Company goals and individual performance measures.

        2. Each executive officer is given feedback periodically during the year against these objectives.

        3. Upon review and recommendation of the Compensation, Stock Option and Pension Committee, and approval by the Board of Directors, each executive officer is rewarded according to the overall performance of the Company and according to the achievement of individual objectives.

  TOTAL COMPENSATION

    The Company has a program of cash compensation and equity-based compensation. These programs apply equally to the President and CEO and all other executive officers.

CASH COMPENSATION
    BASE SALARY COMPENSATION

    Base salary is set to allow the Company to attract and retain the people necessary for the successful operation and growth of the Company. Base salary is reviewed annually and is examined to determine compatibility with the pay practices of companies in similar businesses. Variable pay opportunity is established in keeping with the competitive environment. Dr. Ray's base salary for 1997 was not increased nor was the base salary of two of the other four highest paid officers in 1997. In March 1998, Dr. Ray's base salary was increased in recognition of his performance during the prior fiscal year, as were the base salaries of three of the other four highest paid executive officers in 1997.

  INCENTIVE COMPENSATION

    The Committee believes that a substantial portion of the total compensation should be related to the overall performance of the Company as well as the individual contribution of each executive officer. As a result, much of the total compensation is "at risk."

    Under the Company's Incentive Plan, bonuses are paid to the President and CEO and each executive officer based on individual performance and the performance of the Company, with maximum incentive compensation ranging from 30% to 80% of base salary compensation. The maximum incentive compensation range is established based upon the individual's goals as well as to be consistent with maximum incentive compensation of similar businesses. A supplemental bonus is available to reward growth above Plan in Company EPS or unit profitability.

    The Incentive Compensation set forth in the accompanying table for the President and CEO and the other four highest paid executive officers was dependent on the achievement of the Company and individual performance goals for the periods shown. The variation in incentive compensation from year to year and from individual to individual reflects the executive officer's relative achievement of his/her performance objectives, as well as whether the Company goals were achieved. In February 1998, Dr. Ray and each of the other four highest paid executive officers received a bonus as a result of the Company's performance in 1997.

EQUITY BASED COMPENSATION
    STOCK OPTION PROGRAMS

    The Company's Stock Option Program's purpose is to provide additional incentives to the executive officers to encourage their commitment to the maximization of shareholder value over the long term.

    Options are granted consistent with the responsibility and accountability of the recipient and the compensation philosophy previously expressed. Stock option grants afford a desirable long-term compensation method because they closely ally the interests of management with shareholder value.

    The option programs utilize a four-year vesting period to encourage executive officers to continue in the employ of the Company. These options are granted at current market value and are available to all executive officers. During 1997, the President and CEO, along with three of the other four highest paid executive officers, were awarded stock options as shown in the accompanying table.

    The Compensation Committee has evaluated the total compensation of the five highest paid executive officers in 1997 and has approved their compensation as reasonable and consistent with the Company's compensation philosophy.

    It is the Company's policy to qualify all compensation paid to its top executives for deductibility under the Internal Revenue Code and regulations in order to maximize the Company's income tax deductions.

    No member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries.

COMPENSATION COMMITTEE

    Thomas G. Pownall, Chairman
    Charles R. Allen
    Joseph F. Caligiuri
    Daniel J. Fink

    Robert E. LaBlanc

February 19, 1998

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table shows, for the fiscal years ended December 31, 1997, 1996 and 1995, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to each of the most highly compensated executive officers of the Company in 1997 (the "Named Executive Officers") in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                                                                        -------------
                                                                  ANNUAL COMPENSATION
                                                                                           AWARDS
                                                                  --------------------  -------------    ALL OTHER
                                                                  SALARY($)  BONUS($)     OPTIONS/     COMPENSATION
             NAME AND PRINCIPAL POSITION                 YEAR        (A)        (B)       SARS (#)        ($) (C)
-----------------------------------------------------  ---------  ---------  ---------  -------------  -------------
Gene W. Ray..........................................       1997    337,500    210,000      150,000        107,572
  President and Chief                                       1996    337,500          0      150,000         44,311
  Executive Officer                                         1995    328,462          0       50,000         43,886

Louis L. Fowler......................................       1997    146,000    102,000       25,000         36,284
  Vice President                                            1996    144,519     46,000       25,000         19,364
                                                            1995    138,039          0        5,000         17,322

Ronald B. Gorda......................................       1997    196,490     92,000       60,000         38,845
  Senior Vice President                                     1996    183,111     12,951       60,000         25,748
                                                            1995    173,563    176,000       25,000         25,638

Cornelius L. Hensel..................................       1997    197,138     (D)          60,000         34,187
  Senior Vice President                                     1996    189,013     19,667       60,000         25,428
(Resigned in January 1998)                                  1995    175,219     85,200       55,000         21,918

Frederick L. Judge...................................       1997    204,326     90,000            0         19,181
  Senior Vice President                                     1996    234,001          0            0         31,857
                                                            1995    232,271          0            0         32,773

------------------------

(A) Amounts shown include cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers.

(B) Amounts shown include bonus cash compensation earned by executive officers for each fiscal year whether received in the fiscal year in which it was earned or in the subsequent fiscal year.

(C) Amounts shown consist of (i) the Company's matching contribution to its 401(k) Retirement Plan; (ii) the Company's matching contribution to its Supplemental Retirement Plan for Key Executives; (iii) the Company's contribution to its Employee Stock Ownership Plan and (iv) interest earned in the Company's Supplemental Retirement Plan for Key Executives that exceeded 120% of the applicable federal long-term rate with compounding (as prescribed under Section 1274(d) of the Internal Revenue Code). Amounts shown for fiscal year 1997 for each Named Executive Officer consist of the following elements of compensation: Dr. Ray: (i) $7,500; (ii) $33,000; (iii) $1,612; and (iv) $65,460; Mr. Fowler: (i) $7,300; (ii) $14,000; (iii) $618;
    and (iv) $14,366; Mr. Gorda: (i) $7,500; (ii) $18,502; (iii) $152; and (iv)
    $12,691; Mr. Hensel: (i) $7,500; (ii) $18,402; (iii) $0; and (iv) $8,285;
    Mr. Judge: (i) $7,500; (ii) $0; (iii) $0; and (iv) $11,681.

(D) Mr. Hensel's bonus for 1997 had not been determined as of the date of this Proxy Statement.

STOCK OPTIONS

    The following table contains information concerning the grant of stock options made during fiscal 1997 under the Company's long-term incentive program to the Named Executive Officers:

                     OPTION GRANTS IN LAST FISCAL YEAR (A)

                                                                                             POTENTIAL REALIZABLE
                                                       INDIVIDUAL GRANTS                       VALUE AT ASSUMED
                                    -------------------------------------------------------     ANNUAL RATES OF
                                               % OF TOTAL OPTIONS                                 STOCK PRICE
                                                   GRANTED TO                                  APPRECIATION FOR
                                     OPTIONS      EMPLOYEES IN      EXERCISE                    OPTION TERM (F)
                                     GRANTED         FISCAL           PRICE     EXPIRATION   ---------------------
               NAME                    (B)          YEAR (C)        ($/SH)(D)    DATE (E)     5% ($)     10% ($)
----------------------------------  ---------  ------------------  -----------  -----------  ---------  ----------
Gene W. Ray.......................    150,000          25.91%           5.625      7/16/07     530,630   1,344,720

Louis L. Fowler...................     25,000           4.32%           5.625      7/16/07      88,438     224,120

Ronald B. Gorda...................     60,000          10.36%           5.625      7/16/07     212,252     537,888

Cornelius L. Hensel...............     60,000          10.36%           5.625      7/16/07     212,252     537,888

Frederick L. Judge................     --              --              --           --          --          --

------------------------

(A) No SARs were granted to any of the Named Executive Officers during the last fiscal year.

(B) Options granted in 1997 are exercisable starting 12 months after grant date, with 25% of the options becoming exercisable at that time and with an additional 25% of the options becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date.

(C) In 1997, employees of the Company received stock options covering a total of 579,000 shares.

(D) The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

(E) The options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(F) Present value was calculated using an assumed annual compounded growth over the term of the option of 5% and 10%, respectively. Use of this model should not be viewed in any way as a forecast of the future performance of the Company's stock, which will be determined by future events and unknown factors.

OPTION EXERCISES AND HOLDINGS

    The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR,
                          AND FY-END OPTION VALUE (A)

                                                                                             VALUE OF UNEXERCISED
                                        SHARES                  NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS
                                      ACQUIRED ON    VALUE      OPTIONS AT FY-END (#)          AT FY-END ($)(C)
                                       EXERCISE    REALIZED   --------------------------  --------------------------
                NAME                      (#)       ($)(B)    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
------------------------------------  -----------  ---------  -----------  -------------  -----------  -------------
Gene W. Ray.........................      --          --         230,000        300,000      636,040        520,450

Louis L. Fowler.....................      --          --          13,500         47,500       27,881         85,023

Ronald B. Gorda.....................      --          --          95,000        130,000      233,948        223,653

Cornelius L. Hensel.................      --          --          42,500        132,500       60,798        216,468

Frederick L. Judge..................      --          --          37,500         12,500      128,925         42,975

------------------------

(A) No SARs were owned or exercised by any of the Named Executive Officers during the last fiscal year.

(B) Market value of underlying securities on date of exercise, minus the exercise or base price.

(C) Market value of underlying securities at year-end, minus the exercise or base price.

AGREEMENTS WITH EXECUTIVE OFFICERS

    The Company has entered into agreements with its senior executives (each hereinafter referred to as the "Executive") to reinforce and encourage their continued dedication without distraction arising from the possibility of a change in control of the Company. The terms of the agreements provide that, in the event of a Change in Control (as defined), and the termination of the Executive's employment at any time during the two-year period thereafter by the Company other than for cause or by the Executive for good reason, the Executive will be paid a lump sum amount equal to two times his base salary plus maximum annual bonus. Additionally, the Executive will receive a prorated bonus for the year of termination and continuation of medical and dental benefits covering the Executive and his dependents for 2 years following the termination. The payments are limited to ensure deductibility for tax purposes under Section 280G of the Internal Revenue Code.

    Under the agreements, Change in Control is deemed to have occurred in the event of (i) the acquisition by any person, together with its affiliates, of beneficial ownership of capital stock of the Company possessing 25% or more of the combined voting power of the Company's outstanding capital stock, (ii) within any two year period, the majority of the members of the Board were to be comprised of individuals other than those who were members at the beginning of such period, unless the new members elected during such period were approved by two-thirds of the members of the Board still in office who were members of the Board at the beginning of such two-year period, (iii) all or substantially all of the Company's assets are sold as an entirety to any person or related group of persons, or (iv) the Company is merged with or into another corporation or another corporation is merged into the Company with the effect that immediately after such transaction, the stockholders of the Company immediately prior to such transaction hold less than a majority interest of the total voting power entitled to vote in the election of directors, managers or trustees of the entity surviving such transaction.

PERFORMANCE GRAPH

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                          AMONG THE TITAN CORPORATION,
         NEW YORK STOCK EXCHANGE MARKET INDEX AND INDUSTRY GROUP INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           TITAN CORPORATION    MG INDUSTRY GROUP    NYSE MARKET INDEX
1992                  $100.00              $100.00              $100.00
1993                    81.74               144.08               113.54
1994                   173.70               159.92               111.33
1995                   194.13               220.41               144.36
1996                    91.96               302.01               173.90
1997                   170.29               324.09               228.78

------------------------

(1) The above graph compares the performance of The Titan Corporation with that of the New York Stock Exchange Market Index and the MG Industry Group 171 -- Electronics Equipment Manufacturers Index, which is a published industry group index.

(2) The comparison of total return on investment (change in year-end stock price plus reinvested dividends) for each of the periods assumed that $100 was invested on December 31, 1992 in each of The Titan Corporation, the New York Stock Exchange Market Index and the MG Industry Group 171 -- Electronics Equipment Manufacturers Index with investment weighted on the basis of market capitalization. Titan's stock price was $6.25 per share on December 31, 1997.

                       APPROVAL OF SELECTION OF AUDITORS

    The Board is seeking stockholder ratification of its selection of Arthur Andersen LLP to serve as the Company's auditors for the fiscal year ending December 31, 1998. Arthur Andersen LLP is serving as the Company's auditors for 1997 and previously served as the Company's auditors since 1985 and as Titan Systems' auditors since 1981. It is anticipated that representatives of Arthur Andersen LLP will attend the Annual Meeting with the opportunity to make any statement they may desire, and will be available to respond to appropriate questions from stockholders. Arthur Andersen LLP will be retained as the Company's auditors for the fiscal year ending December 31, 1998 if this proposal is approved by the holders of a majority of the voting power of the shares represented and voting at the Annual Meeting.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                                 OTHER BUSINESS

    The Company knows of no other matters to be brought before the Annual Meeting of Stockholders. If other matters should come before the meeting, it is the intention of each person mentioned in the proxy to vote such proxy in accordance with his judgment of such matters. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of that Common Stock.

    To the Company's knowledge, based solely upon a review of copies of reports provided by those individuals to the Company and written representations of those individuals that no other reports were required with respect to the year ended December 31, 1997, the Company believes that all of the foregoing filing requirements applicable to its directors, executive officers, and greater than ten percent beneficial owners have been met.

                            STOCKHOLDERS' PROPOSALS

    Proposals by stockholders intended to be presented at the next annual meeting in 1999 must be in writing and received by the Company by December 1, 1998 to be considered for inclusion in the Company's proxy material under the rules of the Securities and Exchange Commission.

                              FINANCIAL STATEMENTS

    The Company's 1997 Annual Report, including financial statements for fiscal year 1997, accompanies this proxy statement. STOCKHOLDERS MAY OBTAIN FREE OF CHARGE A COPY OF THE COMPANY'S MOST RECENT ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY WRITING TO THE SECRETARY, 3033 SCIENCE PARK ROAD, SAN DIEGO, CALIFORNIA 92121.

PROXY                  THE TITAN CORPORATION--PROXY                    PROXY
               ANNUAL MEETING OF STOCKHOLDERS, MAY 14, 1998

     Mr. J. S. Webb and Dr. Gene W. Ray, or either if them, each with power of substitution, are hereby appointed proxies at the Annual Meeting of Stockholders of THE TITAN CORPORATION to be held May 14, 1998, or any adjournment or adjournments thereof, to represent and to vote all shares of stock of said corporation (preferred and common) which the undersigned would be entitled to vote if personally present, upon the matters specified on the reverse side and upon such other matters as may properly come before the Meeting, and any prior proxy to vote at such Meeting is hereby revoked. With respect to matters not known to said corporation's Board of Directors at the time of the solicitation hereof, said proxies are authorized to vote in their discretion.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE TITAN CORPORATION, AND FOR RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S AUDITORS.

                                          NEW ADDRESS:
                                                      -------------------------

                                          -------------------------------------
     Check here for     / /
     address change                       -------------------------------------

                                          -------------------------------------
                                          (Continued and to be signed and dated
                                          on reverse side)

      /x/ PLEASE MARK YOUR
          VOTES AS IN THIS
          EXAMPLE.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE ITEMS LISTED BELOW. UNLESS OTHERWISE SPECIFIED THIS PROXY WILL BE CAST
FOR ITEMS 1, 2, 3, AND 4.
1. Election of    FOR     WITHHELD   NOMINEES: J.S. Webb, Robert E. La Blanc,
   Directors      / /       / /                Charles R. Allen, Thomas G. Pownall,
                                               Joseph F. Caligiuri, Dr. Gene W. Ray
                                               Daniel J. Fink

For, except vote withheld from the following nominee(s):

--------------------------

                                         FOR   AGAINST  ABSTAIN
2. RATIFICATION OF THE SELECTION         / /     / /      / /
   OF ARTHUR ANDERSEN LLP AS THE
   COMPANY'S AUDITORS FOR THE FISCAL
   YEAR ENDING DECEMBER 31, 1998.




SIGNATURE(S)                                        DATE
            --------------------------------------      ----------------

Note: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.